Exhibit 21.01

SUBSIDIARIES OF THE COMPANY

Subsidiary	Jurisdiction of Incorporation/Formation
Bandolier Energy, LLC	Delaware

MegaWest Energy (USA) Corp.	Nevada

MegaWest Energy Kentucky Corp.	Delaware

MegaWest Energy Texas Corp.	Delaware

MegaWest Energy Montana Corp.	Delaware

Petro River Operating, LLC	Delaware